Exhibit 99

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666    FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Reports 2016 First Quarter Financial Results

MIDDLEFIELD, OHIO, April 21, 2016 ¿¿¿¿ Middlefield Banc Corp. (NASDAQ: MBCN) today reported financial results for the 2016 first quarter ended March 31, 2016.

2016 First Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	Net interest income increased 2.8% to $6.3 million.

•	Noninterest income grew 14.2% to $0.9 million.

•	Noninterest expenses increased 11.0%.

•	Net income was $1.5 million, or $0.79 per diluted share.

•	Tangible stockholders’ equity improved 2.5% from the 2015 fourth quarter.

•	Total net loans increased 11.6% to $524.0 million.

•	Tier 1 capital ratio remains strong at 9.19%.

“We were pleased with our first quarter results, as net loans grew 11.6% and tangible book value per share increased 6.0% over the same period last year,” stated Thomas G. Caldwell, President and Chief Executive Officer. “As we expected, the first quarter reflects the additional expenses from our new Mentor LPO and the addition of several new loan officers, which contributed to an 11.0% increase in noninterest expenses from the 2015 first quarter. We anticipate loan growth to show significant sequential improvements in the 2016 second quarter driven by increased productivity from our new lenders. In addition, we are making progress growing our secondary mortgage program as we enter the strong residential real estate selling season. For the 2016 first quarter, fees generated by selling residential mortgages increased nearly 30% from the same period a year ago. We continue to believe 2016 will benefit from the full-year contribution of our new lenders, business managers and Mentor LPO, and we are optimistic this will drive higher assets and loans, and improved profitability.”

Net income for the 2016 first quarter was $1.5 million, or $0.79 per diluted share, compared to net income for the 2015 first quarter of $1.6 million, or $0.79 per diluted share. Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2016 first quarter were 9.34% and 0.81%, respectively, compared with 10.23% and 0.96% for the 2015 first quarter.

Mr. Caldwell continued: “We continue to execute on the strategic plan we developed last year and the strong team of dedicated associates we assembled is starting to contribute to our next phase of growth. We operate in competitive markets and having a strong team in place is critical for our success. As other banks within our markets focus on consolidation, our emphasis continues to be on growing our market share by providing customers with our core community banking values. I am excited about our opportunities in 2016.”

Income Statement

Net interest income for the 2016 first quarter was $6.3 million, compared to nearly $6.2 million for the 2015 first quarter. The 2.8% increase in net interest income for the 2016 first quarter was a result of a 5.6% increase in interest and fees on loans. The net interest margin for the 2016 first quarter was 3.87%, compared to 4.02% for the same period of 2015.

Noninterest income for the 2016 first quarter was up 14.2% to $0.9 million, primarily a result of gains on the sales of investments and loans, as well as on earnings on bank-owned life insurance. Noninterest expense for the 2016 first quarter was $5.3 million, an increase of approximately $0.5 million from the 2015 first quarter. The higher noninterest expenses were primarily because of higher salaries, employee benefits, and operating expenses to support the company’s growth objectives.

“Our asset quality remains strong, as charge offs declined 73.6% from the first quarter last year,” said Donald L. Stacy, Chief Financial Officer. “Nonperforming loans are up year-over-year mainly due to the overall increase in our loan portfolio. While we expect strong loan growth in the 2016 second quarter, we remain focused on managing risk and maintaining high quality lending practices. We had $30.2 million in cash and cash equivalents on our balance sheet at March 31, 2016 and net loans to total deposits of 83.0%. Looking at expenses, the main driver of the increase in 2016 first quarter noninterest expenses was higher salary and benefit costs as a result of the investments we made last year in personnel. We expect to leverage these costs as our lenders close loans and increase the size of our portfolio. In addition, we expect to see further improvements in noninterest income, which will help offset higher operating expenses.”

Balance Sheet

Total assets at March 31, 2016 increased 4.7% to $732.9 million, from $700.0 million at March 31, 2015. Net loans at March 31, 2016 were $524.0 million, compared to $469.4 million at March 31, 2015. The 11.6% year-over-year improvement in net loans was a result of loan growth in both residential and commercial mortgages, which increased 11.7% and 18.7%, respectively, as well as a 9.5% increase in consumer installment loans. This improvement more than offset a 7.1% year-over-year decrease in commercial and industrial and real estate construction loans.

Total deposits at March 31, 2016 increased 2.3% to $631.4 million from $617.1 million at March 31, 2015. The company continued to proactively manage its cost of funds and control deposit growth. The investment portfolio, which is entirely classified as available for sale, was $142.6 million at March 31, 2016, compared with $151.2 million at March 31, 2015.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity decreased 3.0% to $59.1 million for the 2016 first quarter, compared to $61.0 million at March 31, 2015. On a per share basis, tangible stockholders’ equity increased 6.0% to $31.42 at March 31, 2016 from $29.65 at March 31, 2015. In October 2015, the Company repurchased 196,635 shares of its common stock. At March 31, 2016, the company had a Tier 1 leverage ratio of 9.19%, down from 9.70% at March 31, 2015.

During the 2016 first quarter, the company paid cash dividends of $0.27 per share, which represents a dividend payout ratio of 34.1%.

Asset Quality

The provision for loan losses for both the 2016 and 2015 first quarter were $0.1 million. Nonperforming assets at March 31, 2016 were $12.0 million, compared to $10.5 million at March 31, 2015. Net charge-offs for the 2016 first quarter were $0.1 million, or 0.10% of average loans, annualized compared to $0.5 million, or 0.4.3% of average loans, annualized. The allowance for loan losses at March 31, 2016 stood at $6.4 million, or 1.20% of total loans, compared to $6.4 million or 1.35% of total loans at March 31, 2015.

The following table provides a summary of asset quality and reserve coverage ratios.

Asset Quality History

(dollars in thousands)

	3/31/2016	3/31/2015	12/31/2015	12/31/2014	12/31/2013
Nonperforming loans	$10,508	$8,262	$10,263	$9,048	$12,290
Real estate owned	$1,447	$2,203	$1,412	$2,590	$2,698

Nonperforming assets	$11,955	$10,465	$11,675	$11,638	$14,988

Allowance for loan losses	$6,357	$6,447	$6,385	$6,846	$7,046

Ratios:
Nonperforming loans to total loans	1.98%	1.74%	1.92%	1.92%	2.82%
Nonperforming assets to total assets	1.63%	1.50%	1.59%	1.72%	2.32%
Allowance for loan losses to total loans	1.20%	1.35%	1.20%	1.45%	1.62%
Allowance for loan losses to nonperforming loans	60.50%	78.03%	62.21%	75.66%	57.33%

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of $732.9 million at March 31, 2016. The bank operates 10 full service banking centers and an LPL Financial® brokerage office serving Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2016 and 2015

(Dollar amounts in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2016	2015
INTEREST INCOME
Interest and fees on loans	$6,173	$5,843
Interest-bearing deposits in other institutions	12	8
Federal funds sold	4	3
Investment securities
Taxable interest	340	395
Tax-exempt interest	790	759
Dividends on stock	29	27

Total interest income	7,348	7,035

INTEREST EXPENSE
Deposits	855	831
Short term borrowings	120	37
Other borrowings	17	23
Trust preferred securities	33	(8)

Total interest expense	1,025	883

NET INTEREST INCOME	6,323	6,152

Provision for loan losses	105	105

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,218	6,047

NONINTEREST INCOME
Service charges on deposits	447	441
Investment securities gains, net	51	24
Earnings on bank-owned life insurance	99	69
Gains on sale of loans	87	53
Other income	225	209

Total non-interest income	909	796

NONINTEREST EXPENSE
Salaries and employee benefits	2,780	2,360
Occupancy expense	335	349
Equipment expense	269	216
Data processing costs	272	250
Ohio state franchise tax	100	75
Federal deposit insurance expense	132	112
Professional fees	292	319
Loss on sale of other real estate owned	12	88
Advertising expense	195	196
Other real estate expense	46	65
Directors Fees	107	118
Core deposit intangible amortization	10	10
Other operating expense	788	653

Total non-interest expense	5,338	4,811

Income before income taxes	1,789	2,032
Provision for income taxes	302	404

NET INCOME	$1,487	$1,628

MIDDLEFIELD BANC CORP.

Consolidated Selected Financial Highlights

March 31, 2016 and 2015 and December 31, 2015

Balance Sheet (period end)	March 31, 2016	December 31, 2015	March 31, 2015
(Dollar amounts in thousands)	(unaudited)		(unaudited)
Assets
Cash and due from banks	$25,251	$22,421	$32,727
Federal funds sold	4,969	1,329	12,535

Cash and cash equivalents	30,220	23,750	45,262
Investment securities available for sale	142,560	146,520	151,159
Loans held for sale	176	1,107	690
Loans:	530,356	533,710	475,818
Less: reserve for loan losses	6,357	6,385	6,447

Net loans	523,999	527,325	469,371
Premises and equipment	9,607	9,772	9,927
Goodwill	4,559	4,559	4,559
Core deposit intangible	66	76	106
Bank-owned life insurance	13,240	13,141	9,161
Other real estate owned	1,447	1,412	2,203
Accrued interest receivable and other assets	7,008	7,477	7,496

Total Assets	$732,882	$735,139	$699,934

	March 31, 2016	December 31, 2015	March 31, 2015
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$115,453	$116,498	$105,728
Interest bearing demand deposits	67,082	57,219	64,460
Money market accounts	82,143	78,856	77,099
Savings deposits	178,292	180,653	179,850
Time deposits	188,436	191,221	190,006

Total Deposits	631,406	624,447	617,143
Short-term borrowings	26,124	35,825	4,913
Other borrowings	9,875	9,939	10,533
Other liabilities	1,713	2,624	1,661

Total Liabilities	669,118	672,835	634,250

Common equity	36,345	36,191	35,706
Retained earnings	38,216	37,236	33,618
Accumulated other comprehensive income	2,721	2,395	3,094
Treasury stock	(13,518)	(13,518)	(6,734)

Total Stockholders’ Equity	63,764	62,304	65,684

Total Liabilities and Stockholders’ Equity	$732,882	$735,139	$699,934

	For the Three Months Ended March 31,
	2016	2015
Per common share data
Net income per common share - basic	$0.79	$0.79
Net income per common share - diluted	$0.79	$0.79
Dividends declared	$0.27	$0.26
Book value per share (period end)	$33.88	$31.92
Tangible book value per share (period end)	$31.42	$29.65
Dividend payout ratio	34.10%	32.80%
Average shares outstanding - basic	1,878,177	2,053,660
Average shares outstanding - diluted	1,886,943	2,062,867
Period ending shares outstanding	1,882,026	2,058,026

Selected ratios
Return on average assets	0.81%	0.96%
Return on average equity	9.34%	10.23%
Yield on earning assets	4.46%	4.56%
Cost of interest bearing liabilities	0.75%	0.70%
Net interest spread	3.72%	3.86%
Net interest margin	3.87%	4.02%
Efficiency	69.88%	65.56%
Tier 1 capital to average assets	9.19%	9.70%

Loans	March 31, 2016	March 31, 2015
(Dollar amounts in thousands)

Commercial and industrial	$47,436	$48,916
Real estate - construction	21,005	24,763
Real estate - mortgage:
Residential	238,489	213,537
Commercial	218,363	183,979
Consumer installment	5,063	4,623

Total Loans	$530,356	$475,818

Asset quality data	March 31, 2016	March 31, 2015
(Dollar amounts in thousands)

Non-accrual loans	$7,534	$6,329
Troubled debt restructuring	2,907	1,767
90 day past due and accruing	67	166

Nonperforming loans	10,508	8,262
Other real estate owned	1,447	2,203

Nonperforming assets	$11,955	$10,465

Allowance for loan and lease losses	$6,357	$6,447
Allowance for loan and lease losses/total loans	1.20%	1.35%
Net charge-offs:
Year-to-date	133	504
Net charge-offs to average loans, annualized
Year-to-date	0.10%	0.43%
Nonperforming loans/total loans	1.98%	1.74%
Allowance for loan and lease losses/nonperforming loans	60.50%	78.03%